Exhibit 10.2

FIRST AMENDMENT
TO
AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into as December 4, 2015 (the "Effective Date"), by and among Timothy M. Drury, an individual residing in the State of Missouri ("Seller"), and Christian Disposal LLC, a Missouri limited liability company, (the "Company"); FWCD, LLC, a Missouri limited liability company ("FWCD"); Meridian Waste Solutions, Inc., a New York corporation, ("Purchaser" or "MRDN"); Here to Serve Missouri Waste Division, LLC, a Missouri limited liability company wholly owned by MRDN ("HSMWD"); and Here to Serve Georgia Waste Division, LLC, a Georgia limited liability company wholly owned by MRDN ("HSGWD" and together with HSMWD, collectively the "Subsidiaries").

WHEREAS, Seller, the Company, FWCD, Purchaser, and the Subsidiaries are parties to that certain Amended and Restated Membership Interest Purchase Agreement dated October 16, 2015 (the "Purchase Agreement"), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, the Membership Interests, as more particularly described in the Purchase Agreement.  Capitalized but undefined terms used in this Agreement shall have the meanings given to them in the Purchase Agreement; and

WHEREAS, Purchaser desires to extend the Closing Date set forth in the Purchase Agreement and further amend the Purchase Agreement as set forth herein, and Seller is willing to extend the Closing Date set forth in the Purchase Agreement and further amend the Purchase Agreement as set forth herein, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Closing Date.  The Closing Date shall be extended to January 5, 2016 with Closing to occur on or before the Closing Date as may be mutually agreeable to the parties.

2. Purchase Agreement Amendment.  The Purchase Agreement shall be amended as follows:

a. Section 1.3(a)(ii) shall be deleted in its entirety and replaced with the following:

One million seven hundred fifty thousand (1,750,000) shares of Purchaser's restricted voting common stock, par value $0.025 per share (the "Purchase Price Shares") shall be issued to Seller within five (5) days of the date of the Closing.  In the event that the Closing has not occurred prior to January 6, 2016, provided that such failure to consummate closing is not attributable to Seller’s, Company’s or FWCD’s failure to execute, deliver and/or otherwise satisfy conditions of closing where Purchaser and the Subsidiaries stand ready, willing and able to close, the Purchase Price Shares shall be issued to Seller by no later than January 12, 2016.  Purchaser will execute irrevocable instructions addressed to its transfer agent concerning the issuance of the Purchase Price Shares in accordance with the foregoing (the “Issuance Instructions”) and the Issuance Instructions will be delivered to an escrow agent and be held in escrow for the benefit of Seller by such escrow agent pursuant to the terms of that certain Escrow Agreement dated December 4, 2015 (the "Escrow Agreement").  In the event that the Closing does not occur on or before the Closing Date provided that such failure to consummate closing is not attributable to Seller’s, Company’s or FWCD’s failure to execute, deliver and/or otherwise satisfy conditions of closing where Purchaser and the Subsidiaries stand ready, willing and able to close, Purchaser shall pay to Seller upon demand by wire transfer of immediately available funds to such account or accounts as Seller may direct an amount equal to the amount of federal and state income tax owed by Seller as a result of the receipt of the Purchase Price Shares (the "Tax Liability") based on the amount of the taxable income recognized as a result of the receipt by Seller of the Purchase Price Shares (the "Taxable Income") all as reasonably determined by Seller's tax preparer and as reflected on Seller's federal and state income tax returns.  Notwithstanding the foregoing, Purchaser shall not be required to pay the Tax Liability in the event that on the date the Tax Liability is finally determined by Seller's tax preparer:  (A) the Purchase Price Shares have been sold by Seller and Seller's net amount received on such sale is in excess of:  (i) the Tax Liability; plus (ii) the Taxable Income; (B) the Purchase Price Shares have not been sold by Seller and the value of the Purchase Price Shares as determined by multiplying the number of the Purchase Price Shares by the price of the common stock on the principal market on which the common stock is traded (the "Principal Market") as reported by Bloomberg's is greater than:  (i) the Tax Liability; plus (ii) the Taxable Income; or (C) in the event some but not all of the Purchase Price Shares have been sold by Seller, the sum of the net amount received by Seller upon the sale of the portion of Purchase Price Shares plus the value of the Purchase Price Shares that were retained by Seller as determined by multiplying the number of the Purchase Price Shares by the price of the common stock on the Principal Market as reported by Bloomberg's is greater than:  (i) the Tax Liability; plus (ii) the Taxable Income.

b. Section 1.3(a)(iii) shall be amended by deleting the phrase "One Million Dollars ($1,000,000.00)" and replacing it with "One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00)"; and

c.  Exhibit A to the Purchase Agreement shall be deleted in its entirety and replaced with Exhibit A attached to this Agreement.

3. Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.  Delivery of signatures by e-mail or facsimile shall be valid and binding.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first above written.

Seller:	By:	/s/ Timothy M. Drury
Timothy M. Drury, an individual

Meridian Waste Solutions, Inc.

Purchaser:	By:	/s/ Jeffrey Cosman
Jeffrey Cosman, Chief Executive Officer

Company:	Christian Disposal LLC

	By:	/s/ Timothy M. Drury
Timothy M. Drury, Manager

FWCD:	FWCD, LLC

	By:	Christian Disposal LLC, Manager

		By:	/s/ Timothy M. Drury
Timothy M. Drury, Manager

HSMWD:	Here to Serve Missouri Waste Division, LLC

	By:	/s/ Jeffrey Cosman
	Name:	Jeffrey Cosman
	Title:	Manager

HSGWD:	Here to Serve Georgia Waste Division, LLC

	By:	/s/ Jeffrey Cosman
	Name:	Jeffrey Cosman
	Title:	Manager